Exhibit 99.1

News Release

CONTACT:	Jennifer Ranville	FOR IMMEDIATE RELEASE
	(608) 252-8862	May 5, 2014

AnchorBank Names Mark P. Reinemann to Board of Directors

Madison, Wisc., May 5, 2014 – AnchorBank today announced Mark P. Reinemann has been named to its Board of Directors effective April 30, 2014.

Reinemann serves as Vice President of Global Sales for Manpower Group, where he has global experience growing businesses and managing people across more than 80 countries. He previously served as Chief Operating Officer for Jefferson Wells, a 2,000-employee consulting firm. He also served as President of First Business Bank Milwaukee, a Bank start-up venture that included raising $10M in capital, and Executive Vice President of Firstar Bank, an $80B commercial banking company.

Reinemann has extensive experience on non- and for-profit organizations, including current board positions with the USGA Executive Committee and Wisconsin Lutheran High School Foundation, and former board positions with Investors Bank, the University of Wisconsin – Milwaukee Foundation, First Business Bank, Greater Milwaukee Open PGA Tour, and Firstar Bank Wisconsin.

About AnchorBank

Anchor BanCorp Wisconsin, Inc. is the holding company for AnchorBank, fsb. AnchorBank has served Wisconsin for more than 95 years and offers a full range of personalized financial solutions to more than 100,000 households and businesses. Our goal is to make life simpler and more secure for individuals, families and business owners by helping them manage their finances and grow their assets safely and conveniently. AnchorBank is Wisconsin’s largest thrift and the third largest financial institution headquartered in the state. To learn more, visit anchorbank.com

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